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                                                                       EXHIBIT 5

                  [PORTER, WRIGHT, MORRIS & ARTHUR LETTERHEAD]

                                                            41 South High Street
                                                       Columbus, Ohio 43215-6194
                                                         Telephone: 614-227-2000
                                                         Facsimile: 614-227-2100
                                                        Nationwide: 800-533-2794


                                                 October 31, 1996


Checkfree Corporation
4411 East Jones Bridge Rd.
Norcross, Georgia 30092

         Re:      Acquisition of Intuit Services Corporation

Gentlemen:

         This opinion is furnished with respect to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Checkfree Corporation ("Checkfree") with the Securities and Exchange Commission related to the registration of 12,600,000 shares of Checkfree common stock, $.01 par value (the "Stock"), to be issued in connection with the proposed merger (the "Merger") of Checkfree Acquisition Corporation II, a wholly owned subsidiary of Checkfree ("Acquisition"), with and into Intuit Services Corporation ("Services"), which will, at the time of the consummation of the Merger, be a wholly owned subsidiary of Checkfree.

         We are counsel for Checkfree and have participated in the preparation of the Registration Statement. We have reviewed the Agreement and Plan of Merger, dated as of September 15, 1996, among Checkfree, Acquisition, Services and Intuit Inc. (the "Merger Agreement"), Checkfree's Certificate of Incorporation and By-Laws, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         (a) upon the proper approval of the Merger Agreement by the shareholders of both Checkfree and Services;

         (b) upon compliance with the Securities Act of 1933, as amended, and with the Securities or "blue sky" laws of the states in which the Stock is to be offered for sale; and

         (c)      at the "Effective Time," as defined in the Merger Agreement;
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Checkfree Corporation
October 30, 1996
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the Stock, when issued and delivered as provided in the Merger Agreement in accordance with the resolutions heretofore adopted by the Board of Directors of Checkfree, will be legally issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Information Statement/Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        /s/ PORTER, WRIGHT, MORRIS & ARTHUR
                                            -------------------------------

                                            PORTER, WRIGHT, MORRIS & ARTHUR